EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our report dated March 25, 2003, except for Note 2 as to which the date is March 31, 2005, in the Registration Statement (Form S-8) pertaining to the registration of 7,500,000 shares of common stock of Ezenia! Inc., with respect to the 2002 consolidated financial statements and schedule of Ezenia! Inc. included in its Annual Report (Form 10-K/A) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Boston, Massachusetts
May 30, 2005